UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 9, 2007

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 9, 2007, Orchids Paper Products Company (the “Company”) entered into a Second Amended and Restated Agented Credit Agreement (the “Credit Agreement”) with its existing bank group to re-finance its existing credit facility. The Company’s bank group includes Bank of Oklahoma, N.A., Bancfirst and Commerce Bank, N.A. The new credit facility consists of the following loans:

•	a $6.0 million revolving credit facility with a 3-year term (“Revolving Credit Facility”);
•	a $10.0 million term loan A with a ten-year term and twenty-year amortization (“Term Loan A”);
•	a $16.5 million term loan B with a four year-term and six-year amortization (“Term Loan B”); and
•	a $3.0 million capital expenditures facility with a four-year term and a five-year amortization (“Capital Expenditures Facility”).

The new credit facility has the effect of (i) increasing the Company’s revolving line of credit from $5.0 million to $6.0 million, (ii) refinancing the Company’s $14.1 million term loan and $15.0 million construction loan, and (iii) creating a new $3.0 million construction loan. At the time of the refinancing, the Company had $30.5 million outstanding under its existing credit facility. Under the new credit facility, $2.6 million is outstanding under the Revolving Credit Facility, $10.0 million is outstanding under Term Loan A, $16.5 million is outstanding under Term Loan B, and no amounts are outstanding under the Capital Expenditures Facility. Under the terms of the Credit Agreement, the Company’s $1.5 million restricted certificate of deposit was released and applied to the Revolving Credit Facility. The borrowings under Term Loan A and Term Loan B exceeded the outstanding term loan amounts under the existing credit facility by approximately $500,000, which was used to reduce the balance of the Revolving Credit Facility.

Under the terms of the Credit Agreement, amounts outstanding under the Revolving Credit Facility will bear interest at the Company’s election at the prime rate or LIBOR plus a margin, which margin is set quarterly and based on the ratio of funded debt to EBITDA less income taxes paid. The margin ranges from a negative 50 basis points to 150 basis points for prime rate loans and 200 to 375 basis points for LIBOR-based loans. The amount available under the Revolving Credit Facility may be reduced in the event that the Company’s borrowing base, which is based upon qualified receivables and qualified inventory, is less than $6.0 million.

Amounts outstanding under Term Loan A will bear interest at LIBOR plus 180 basis points.

The amounts outstanding under Term Loan B will bear interest at LIBOR plus a margin, which margin is set quarterly and based on the ratio of funded debt to EBITDA less income taxes paid. The margin ranges from 200 basis points to 300 basis points over LIBOR.

The amounts outstanding under the Capital Expenditures Facility will bear interest at LIBOR plus a margin, which margin is set quarterly and based on the ratio of funded debt to EBITDA less income taxes paid. The margin ranges from 150 basis points to 250 basis points over LIBOR. Access to the $3.0 million capital expenditures facility is restricted until such time that the Company produces an aggregate of $5.0 million of EBITDA in two consecutive quarters. The facility is intended to fund a potential expansion of the Company’s wastewater pre-treatment. The Company may be required to expand the existing pre-treatment facility to reduce biological oxygen demand and total suspended solids from the Company’s effluent stream. The timing and the amount of this project is uncertain as the amount and timing of any requirement to reduce biological oxygen demand and total suspended solids levels have not been determined.

Obligations under the Credit Agreement are secured by substantially all of the Company’s assets. The agreement contains representations and warranties, and affirmative and negative covenants customary for financings of this type, including, but not limited to, a covenant prohibiting the Company from declaring or paying dividends. The financial covenants require the Company to maintain specific ratios of funded debt to EBITDA and debt service coverage , which are tested as of the end of each quarter and limit the amount of annual capital expenditures. The maximum allowable funded debt-to-EBITDA ratio is 4.5 to 1.0 as of June 30, 2007 and 4.0 to 1.0 for all quarters thereafter, and the minimum allowable debt service coverage ratio is 1.25 to 1.0. The Company’s annual expenditures for capital equipment are limited to $1.0 million per fiscal year until such time that the Company produces an aggregate EBITDA of $5.0 million for two consecutive quarters, at which such time annual capital expenditures are limited to $1.5 million.

If an event of default occurs, the agent may declare the banks’ obligation to make loans terminated and all outstanding indebtedness, and all other amounts payable under the credit agreement, due and payable.

The foregoing summary is not complete. A copy of the Credit Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: April 23, 2007	By: /s/ Keith Schroeder

Keith Schroeder

Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1	Second Amended and Restated Agented Credit Agreement, dated April 9, 2007.